Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q4 and

Year-end 2017 Results

New York, NY – March 9, 2018 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter and year ended December 31, 2017.

Business Update

Silvercrest achieved record revenues and assets under management to conclude the fourth quarter and full year 2017. Our total assets under management increased by $0.7 billion during the fourth quarter, driven by capital markets performance and net new client organic growth. Silvercrest concluded 2017 with discretionary assets under management of $16.0 billion, representing a year-over-year increase of 16% and a new high. Silvercrest's total assets under management stood at $21.3 billion as of year end.

Silvercrest's results have been driven by continued execution of our disciplined growth strategy, and the fourth quarter of 2017 represented the firm's ninth straight quarter of net organic growth. Silvercrest has delivered 18 quarters of positive or breakeven asset flows, with 15 of those quarters being positive.

Silvercrest has maintained its adjusted EBITDA margins while investing in the business on behalf of clients and future growth. We continue to invest in Silvercrest's next generation of high-quality talent and have funded new growth initiatives, including our previously announced OCIO business.

Silvercrest's proprietary value equity strategies continued their strong long-term performance in 2017. Each of the firm's six primary equity strategies have outperformed their relevant benchmarks for nearly all measured periods, as well as since inception. Silvercrest’s performance supports continued opportunity in the institutional marketplace and presents a compelling and competitive offering to high net worth clients and prospects.

Silvercrest continues to evaluate selective and prudent acquisitions to complement our organic growth, capabilities and professional talent, including the potential to expand in new geographies.

All of us at Silvercrest are grateful for the long-term support of our clients and shareholders.

Fourth Quarter 2017 Highlights

•	Total Assets Under Management (“AUM”) of $21.3 billion, inclusive of discretionary AUM of $16.0 billion and non-discretionary AUM of $5.3 billion at December 31, 2017.
•	Revenue of $24.5 million.
•

U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net (loss) attributable to Silvercrest of $1.9 million and ($80) thousand, respectively.  Included in the net loss attributable to Silvercrest is a $7.3 million write off of deferred tax assets reported as income tax expense and a $5.3 million reduction to our tax receivable agreement reported in other income as a result of the reduction in the federal corporate tax rate.

•	Basic and diluted net loss per share of $(0.01).
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $7.6 million.
•	Adjusted net income[1] of $3.6 million.
•	Adjusted basic and diluted earnings per share[1], [2] of $0.27 and $0.26, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands except per share amounts or as indicated)	2017	2016	2017	2016
Revenue	$24,471	$21,192	$91,358	$80,262
Income before other income (expense), net	$5,152	$3,326	$20,369	$14,636
Net income	$1,917	$2,487	$12,531	$9,982
Net (loss) income attributable to Silvercrest	$(80)	$1,286	$5,337	$5,015
Net (loss) income per basic and diluted share	$(0.01)	$0.15	$0.66	$0.62
Adjusted EBITDA[1]	$7,597	$5,889	$27,887	$22,453
Adjusted EBITDA margin[1]	31.0%	27.8%	30.5%	28.0%
Adjusted net income[1]	$3,620	$2,632	$13,064	$9,836
Adjusted basic earnings per share[1], 2	$0.27	$0.20	$0.99	$0.76
Adjusted diluted earnings per share[1], 2	$0.26	$0.19	$0.95	$0.72
Assets under management at period end (billions)	$21.3	$18.6	$21.3	$18.6
Average assets under management (billions)[3]	$21.0	$18.3	$20.0	$18.4
Discretionary assets under management (billions)	$16.0	$13.8	$16.0	$13.8

AUM Increased to $21.3 billion

Silvercrest’s discretionary assets under management increased by $2.2 billion, or 15.9%, to $16.0 billion at December 31, 2017 from $13.8 billion at December 31, 2016.  The increase was attributable to market appreciation of $1.6 billion and net client inflows of $0.6 billion.  Silvercrest’s total AUM increased by $2.7 billion, or 14.5%, to $21.3 billion at December 31, 2017 from $18.6 billion at December 31, 2016.  The increase was attributable to market appreciation of $2.1 billion and net client inflows of $0.6 billion.

Fourth Quarter 2017 vs. Fourth Quarter 2016

Revenue increased by $3.3 million, or 15.6%, to $24.5 million for the three months ended December 31, 2017, from $21.2 million for the three months ended December 31, 2016. This increase was driven primarily by growth in our management and advisory fees as a result of increased AUM and performance fees earned.

Total expenses increased by $1.5 million, or 8.1%, to $19.3 million for the three months ended December 31, 2017 from $17.9 million for the three months ended December 31, 2016. Compensation and benefits expense increased by $0.9 million, or 6.7%, to $14.5 million for the three months ended December 31, 2017 from $13.6 million for the three months ended December 31, 2016. The increase was primarily attributable to an increase in the accrual for bonuses of $0.8 million and an increase in salary expense of $0.1 million as a result of both merit-based increases and increased headcount. General and administrative expenses increased by $0.6 million, or 12.9%, to $4.8 million for the three months ended December 31, 2017 from $4.2 million for the three months ended December 31, 2016. This increase was primarily due to an increase in occupancy and related costs of $0.4 million, an increase in professional fees of $0.2 million, an increase in sub-advisory fees of $0.3 million as a result of increased sub-advised revenue, an increase in travel and entertainment expenses of $0.1 million and an increase in depreciation and amortization of $0.1 million, partially offset by a change in the fair value of estimated earnout payments of $0.2 million and a decrease in bad debt expense of $0.3 million.

Consolidated net income was $1.9 million or 7.8% of revenue for the three months ended December 31, 2017 as compared to $2.5 million or 11.7% of revenue for the same period in the prior year.  Net loss attributable to Silvercrest was ($0.1) million, or ($0.01) per basic and diluted share for the three months ended December 31, 2017.   Included in the $(0.1) million net loss attributable to Silvercrest for the quarter are approximately $2.0 million of net charges related to the partial write offs of deferred tax assets and the tax receivable agreement liability as a result of the reduction in the federal corporate tax rate.  Our Adjusted Net Income1 was $3.6 million, or $0.27 per adjusted basic share and $0.26 per adjusted diluted share2 for the three months ended December 31, 2017.

Adjusted EBITDA1 was $7.6 million or 31.0% of revenue for the three months ended December 31, 2017 as compared to $5.9 million or 27.8% of revenue for the same period in the prior year.

Year Ended December 31, 2017 vs. Year Ended December 31, 2016

Revenue increased by $11.1 million, or 13.8%, to $91.4 million for the year ended December 31, 2017, from $80.3 million for the year ended December 31, 2016. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management and performance fees earned.

Total expenses increased by $5.4 million, or 8.2%, to $71.0 million for the year ended December 31, 2017 from $65.6 million for the year ended December 31, 2016. This increase was primarily attributable to increases in compensation and benefits expense of $5.1 million and an increase in general and administrative expenses of $0.2 million.  The increase in compensation and benefits expense was primarily attributable to an increase in the accrual for bonuses of $4.3 million, an increase in benefits costs of $0.1 million and an increase in salaries expense of $0.7 million primarily as a result of merit-based increases. The increase in general and administrative expenses was primarily due to an increase in occupancy and related costs of $0.6 million, an increase in professional fees of $0.2 million, an increase in travel and related expenses of $0.2 million, an increase in insurance costs of $0.1 million, an increase in sub-advisory and referral fees of $0.1 million related to increased sub-advised revenue and an increase in depreciation and amortization of $0.1 million. This was partially offset by a decrease in investment research costs of $0.5 million mainly due to a reduction in soft dollar-related research cost conversions, a decrease in business taxes of $0.1 million, a decrease in client reimbursements of $0.1 million, a decrease in the fair value of earnout payments related to the acquisitions of Milbank Winthrop & Co. (“Milbank”) and Jamison, Eaton and Wood, Inc. (“Jamison”) of $0.3 million and a decrease in office expenses of $0.1 million.

Consolidated net income was $12.5 million or 13.7% of revenue for the year ended December 31, 2017 as compared to $10.0 million or 12.4% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $5.3 million, or $0.66 per basic and diluted share for the year ended December 31, 2017.  Included in the $5.3 million net income attributable to Silvercrest for 2017 are approximately $2.0 million of net charges related to the partial write offs of deferred tax assets and the tax receivable agreement liability as a result of the reduction in the federal corporate tax rate.

Silvercrest’s Adjusted Net Income1 was $13.1 million, or $0.99 and $0.95 per adjusted basic and diluted share2, respectively, for the year ended December 31, 2017.

Adjusted EBITDA1 was $27.9 million or 30.5% of revenue for the year ended December 31, 2017 as compared to $22.5 million or 28.0% of revenue for the same period in the prior year.

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 3 and 4.
[2]

Adjusted basic and diluted earnings per share measures for the year ended December 31, 2017 are based on the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2017.  Adjusted diluted earnings per share are further based on the addition of unvested deferred equity units, restricted stock units, and performance units to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

Liquidity and Capital Resources

Cash and cash equivalents were $53.8 million at December 31, 2017, compared to $37.5 million at December 31, 2016. Silvercrest L.P. had notes payable of $0.7 million at December 31, 2017 and $2.5 million at December 31, 2016.  As of December 31, 2017, there was nothing outstanding on our revolving credit facility with City National Bank.

Total Silvercrest Asset Management Group Inc.’s equity was $49.1 million at December 31, 2017.  We had 8,142,120 shares of Class A common stock outstanding and 5,059,319 shares of Class B common stock outstanding at December 31, 2017.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.
•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 40%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, restricted stock units and performance units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on March 12, 2018, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts or as noted)

	For the year ended December 31,
	2017	2016	2015
	(Unaudited)
Revenue
Management and advisory fees	$86,542	$76,185	$71,759
Performance fees and allocations	834	322	11
Family office services	3,982	3,755	3,368
Total revenue	91,358	80,262	75,138
Expenses
Compensation and benefits	54,143	49,009	42,856
General and administrative	16,846	16,617	15,325
Total expenses	70,989	65,626	58,181
Income before other income (expense), net	20,369	14,636	16,957
Other income (expense), net
Other income (expense), net	5,346	(105)	1,268
Interest income	47	61	72
Interest expense	(112)	(228)	(261)
Equity income from investments	615	304	18
Total other income (expense), net	5,896	32	1,097
Income before provision for income taxes	26,265	14,668	18,054
Provision for income taxes	(13,734)	(4,686)	(6,969)
Net income	12,531	9,982	11,085
Less: net income attributable to non-controlling interests	(7,194)	(4,967)	(5,761)
Net income attributable to Silvercrest	$5,337	$5,015	$5,324
Net income per share:
Basic	$0.66	$0.62	$0.68
Diluted	$0.66	$0.62	$0.68
Weighted average shares outstanding:
Basic	8,110,128	8,031,161	7,855,038
Diluted	8,117,407	8,038,177	7,855,038

Exhibit 2

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the three months ended December 31,
	2017	2016
Revenue
Management and advisory fees	$22,642	$19,991
Performance fees and allocations	824	322
Family office services	1,005	879
Total revenue	24,471	21,192
Expenses
Compensation and benefits	14,525	13,619
General and administrative	4,794	4,247
Total expenses	19,319	17,866
Income before other income (expense), net	5,152	3,326
Other income (expense), net
Other income (expense), net	5,322	(6)
Interest income	14	14
Interest expense	(27)	(54)
Equity income from investments	615	304
Total other income (expense), net	5,924	258
Income before provision for income taxes	11,076	3,584
Provision for income taxes	(9,159)	(1,097)
Net income	1,917	2,487
Less: net income attributable to non-controlling interests	(1,997)	(1,201)
Net (loss) income attributable to Silvercrest	$(80)	$1,286
Net (loss) income per share:
Basic	$(0.01)	$0.15
Diluted	$(0.01)	$0.15
Weighted average shares outstanding:
Basic	8,136,986	8,062,041
Diluted	8,136,986	8,072,623

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of non-GAAP financial measure:
Net income	$1,917	$2,487	$12,531	$9,982
Provision for income taxes	9,159	1,097	13,734	4,686
Delaware Franchise Tax	45	47	180	182
Interest expense	27	54	112	228
Interest income	(14)	(14)	(47)	(61)
Depreciation and amortization	750	652	2,801	2,664
Equity-based compensation	801	811	3,248	3,228
Other adjustments (A)	(5,088)	755	(4,672)	1,544
Adjusted EBITDA	$7,597	$5,889	$27,887	$22,453
Adjusted EBITDA Margin	31.0%	27.8%	30.5%	28.0%
(A)	Other adjustments consist of the following:

Acquisition costs (a)	$-	$-	$-	$22
Severance	(1)	(6)	167	-
Non-acquisition expansion costs (b)	74	84	194	310
Other (c)	(5,161)	677	(5,033)	1,212
Total other adjustments	$(5,088)	$755	$(4,672)	$1,544
(a)

For the three and twelve months ended December 31, 2016, respectively, represents legal fees of $0 and $12 related to the Cappiccille acquisition and professional fees of $0 and $10 related to the Jamison Acquisition.

(b)

For the three and twelve months ended December 31, 2017, respectively, represents $74 and $194 of accrued earnout related to our Richmond, VA office expansion.  For the three and twelve months ended December 31, 2016, respectively, represents $84 and $310 of accrued earnout related to our Richmond, VA office expansion.

(c)

For the three and twelve months ended December 31, 2017, represents a sign-on bonus paid to an employee of $102 and $207, professional fees of $0 and $18 related to a mock audit in advance of the requirements of Section 404 of the Sarbanes-Oxley Act as it relates to emerging growth companies and professional fees of $23 and $27 related to a technology initiative, compensatory incentive fees of $0 and $52 paid to a former Marathon Capital Group, LLC principal and a fair value adjustment to the Cappiccille contingent purchase price consideration of $0 and $41. This was offset by a fair value adjustment to the Jamison contingent purchase price consideration of $0 and ($79) and a true-up adjustment to our tax receivable agreement of ($5,299) and ($5,299). For the three and twelve months ended December 31, 2016, respectively, represents a sign on bonus of $102 and $364 paid to a new employee, compensatory incentive fees of $322 and $322 paid to a former Marathon Capital Group, LLC principal, costs associated with the upgrade of our telephone system of $24 and $82, software implementation costs of $0 and $13, professional fees related to a mock compliance audit of $0 and $78, professional fees related to a mock Sarbanes 404 audit of $43 and $43, a fair value adjustment to the Milbank contingent purchase price consideration of $80 and $80, a fair value adjustment to the Jamison contingent purchase price consideration of $79 and $79 and a true-up adjustment to our tax receivable agreement of $30 and $152.  This was partially offset by a fair value adjustment to the Cappiccille contingent purchase price consideration of ($7) and ($7).

Exhibit 4

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of non-GAAP financial measure:
Consolidated net income	$1,917	$2,487	$12,531	$9,982
Consolidated GAAP provision for income taxes	9,159	1,097	13,734	4,686
Delaware Franchise Tax	45	47	180	182
Other adjustments (See A in Exhibit 3)	(5,088)	755	(4,672)	1,544
Adjusted income before provision for income taxes	$6,033	$4,386	$21,773	$16,394
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(2,413)	(1,754)	(8,709)	(6,558)
Adjusted net income	$3,620	$2,632	$13,064	$9,836
GAAP net (loss) income per share (B):
Basic and diluted	$(0.01)	$0.15	$0.66	$0.62
Adjusted earnings per share/unit (B):
Basic	$0.27	$0.20	$0.99	$0.76
Diluted	$0.26	$0.19	$0.95	$0.72
Shares/units outstanding:
Basic Class A shares outstanding	8,142	8,074	8,142	8,074
Basic Class B shares/units outstanding	5,059	4,866	5,059	4,866
Total basic shares/units outstanding	13,201	12,940	13,201	12,940
Diluted Class A shares outstanding (C)	8,148	8,085	8,148	8,085
Diluted Class B shares/units outstanding (D)	5,545	5,595	5,545	5,595
Total diluted shares/units outstanding	13,693	13,680	13,693	13,680

(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 5,687 and 10,582 unvested restricted stock units as of December 31, 2017 and 2016, respectively.
(D)

Includes 486,098 and 728,674 unvested restricted stock units as of December 31, 2017 and 2016 respectively.  Includes 4,911 unvested deferred equity units and 966,510 unvested restricted stock units at December 31, 2015.

Exhibit 5

Silvercrest Asset Management Group Inc.

Consolidated Statements of

Financial Condition
(in thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$53,822	$37,517
Investments	626	335
Receivables, net	9,436	6,270
Due from Silvercrest Funds	1,094	2,876
Furniture, equipment and leasehold improvements, net	2,453	2,411
Goodwill	25,168	25,168
Intangible assets, net	11,578	13,404
Deferred tax asset – tax receivable agreement	11,838	20,221
Prepaid expenses and other assets	1,345	4,079
Total assets	$117,360	$112,281
Liabilities and Equity
Accounts payable and accrued expenses	$3,506	$4,485
Accrued compensation	28,274	23,797
Notes payable	740	2,486
Deferred rent	3,473	436
Deferred tax and other liabilities	9,248	14,993
Total liabilities	45,241	46,197
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,142,120 and 8,074,197 issued and outstanding as of December 31, 2017 and 2016, respectively	81	81
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 5,059,319 and 4,866,303 issued and outstanding as of December 31, 2017 and 2016, respectively	49	48
Additional Paid-In Capital	41,606	41,260
Retained earnings	7,359	5,916
Total Silvercrest Asset Management Group Inc.’s equity	49,095	47,305
Non-controlling interests	23,024	18,779
Total equity	72,119	66,084
Total liabilities and equity	$117,360	$112,281

Exhibit 6

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$20.6	$17.9	15.1%
Gross client inflows	2.0	1.4	42.9%
Gross client outflows	(1.8)	(1.3)	38.5%
Market appreciation	0.5	0.6	-16.7%
Ending assets under management	$21.3	$18.6	14.5%

	Year Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$18.6	$18.1	2.8%
Gross client inflows	7.3	4.9	49.0%
Gross client outflows	(6.7)	(5.4)	24.1%
Market appreciation	2.1	1.0	110.0%
Ending assets under management	$21.3	$18.6	14.5%

Exhibit 7

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$15.3	$13.2	15.9%
Gross client inflows	1.9	1.3	46.2%
Gross client outflows	(1.7)	(1.2)	41.7%
Market appreciation	0.5	0.5	0.0%
Ending assets under management	$16.0	$13.8	15.9%

	Year Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$13.8	$12.1	14.1%
Gross client inflows	6.8	4.6	47.8%
Gross client outflows	(6.2)	(4.2)	47.6%
Market appreciation	1.6	1.3	23.1%
Ending assets under management	$16.0	$13.8	15.9%

Exhibit 8

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$5.3	$4.7	12.8%
Gross client inflows	0.1	0.1	0.0%
Gross client outflows	(0.1)	(0.1)	0.0%
Market appreciation	0.0	0.1	-100.0%
Ending assets under management	$5.3	$4.8	10.4%

	Year Ended December 31,		% Change From December 31,
	2017	2016	2016
Beginning assets under management	$4.8	$6.0	-20.0%
Gross client inflows	0.5	0.3	66.7%
Gross client outflows	(0.5)	(1.2)	58.3%
Market appreciation (depreciation)	0.5	(0.3)	-266.7%
Ending assets under management	$5.3	$4.8	10.4%

Exhibit 9

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended December 31,
	2017	2016
Total AUM as of September 30,	$20.602	$17.894
Discretionary AUM:
Total Discretionary AUM as of September 30,	15.307	13.222
New client accounts/assets	0.102	0.134	(1)
Closed accounts	(0.005)	(0.007)	(2)
Net cash inflow/(outflow)	0.066	(0.028)	(3)
Non-discretionary to discretionary AUM	0.000	0.000	(4)
Market appreciation	0.526	0.480
Change to Discretionary AUM	0.689	0.579
Total Discretionary AUM as of December 31,	15.996	13.800
Change to Non-Discretionary AUM	0.048	0.128	(5)
Total AUM as of December 31,	$21.339	$18.601

	Year Ended December 31,
	2017	2016
Total AUM as of January 1,	$18.601	$18.147
Discretionary AUM:
Total Discretionary AUM as of January 1,	13.800	12.077
New client accounts/assets	0.360	0.648	(1)
Closed accounts	(0.038)	(0.152)	(2)
Net cash inflow/(outflow)	0.260	(0.173)	(3)
Non-discretionary to discretionary AUM	(0.008)	0.001	(4)
Market appreciation (depreciation)	1.622	1.399
Change to Discretionary AUM	2.196	1.723
Total Discretionary AUM as of December 31,	15.996	13.800
Change to Non-Discretionary AUM	0.542	(1.269)	(5)
Total AUM as of December 31,	$21.339	$18.601

(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 10

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of December 31, 2016

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
AS OF 12/31/16	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	24.9	13.3	16.5	13.6	9.3
Russell 1000 Value Index		13.7	8.7	14.0	12.5	7.6
Small Cap Value Composite	4/1/02	12.2	12.7	16.0	13.8	11.7
Russell 2000 Value Index		7.8	9.6	13.0	10.8	8.7
Smid Cap Value Composite	10/1/05	15.4	14.2	16.3	14.1	10.9
Russell 2500 Value Index		10.4	9.3	13.3	11.5	8.2
Multi Cap Value Composite	7/1/02	19.5	12.6	16.4	14.0	10.3
Russell 3000 Value Index		13.2	8.7	14.0	12.3	8.4
Equity Income Composite	12/1/03	20.1	13.4	17.1	14.9	12.5
Russell 3000 Value Index		13.2	8.7	14.0	12.3	8.6
Focused Value Composite	9/1/04	18.3	13.8	17.3	13.6	11.6
Russell 3000 Value Index		13.2	8.7	14.0	12.3	8.4

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.